UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 8, 2012

A123 SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34463	04-3583876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A123 Systems, Inc. 200 West Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 778-5700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 8, 2012, A123 Systems, Inc. (the “Company”) received approval from the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to implement (i) a Key Employee Incentive Plan (“KEIP”) designed to assist the Company to provide an incentive for management to preserve and enhance the financial condition of the Company and to sell the Company’s assets at certain levels and (ii) a Post Petition Severance Plan (the “Severance Plan”) which covers all of the Company’s employees, including the Company’s named executive officers.

The Company formulated the KEIP and the Severance Plan based on advice from Alvarez & Marsal, the Company’s restructuring advisor.

KEIP

The KEIP covers ten employees (the “KEIP Employees”) and provides an opportunity to earn two bonuses: (i) an “Asset Sale Bonus” which is based upon the gross proceeds received by the Company upon a sale of 85% or more of the Company’s assets (an “Asset Sale”) and (ii) a “DIP Budget Bonus” which is based upon the Company’s total liquidity on a book cash basis (with certain adjustments) plus any unused availability under the Company’s debtor in possession credit agreement (the “Cash Liquidity”) as a percentage of a target debtor in possession cash amount of $22,443,994 (the “DIP Budget Target”).

In the case of an Asset Sale, a KEIP Employee’s bonus amount will be calculated by multiplying a percentage of the KEIP Employee’s base salary (the “Target Bonus”) by (i) a percentage based on the gross proceeds received in the Asset Sale (the “Asset Sale Percentage”) and (ii) .6.  The Asset Sale Percentage increases based upon the amount of gross proceeds received by the Company; however, in no event will a KEIP Employee earn any Asset Sale Bonus unless the gross proceeds received by the Company in an Asset Sale equal at least $150,000,000.

In the case of the DIP Budget Bonus, a KEIP Employee’s bonus amount will be calculated by multiplying the Target Bonus by (i) a percentage based on the amount of Cash Liquidity as a percentage of the DIP Budget Target (the “DIP Budget Percentage”) and (ii) .4.  The DIP Budget Percentage increases based on increased Cash Liquidity; however, in no event will a KEIP Employee earn any DIP Budget Bonus in the event the Cash Liquidity is less than 80% of the DIP Budget Target.

The Target Bonus amount for each named executive officer ranges from 70 to 100% of such officer’s base salary.

Bonuses under the KEIP will be paid in cash lump sums on January 15, 2013 (or later if an Asset Sale is completed on a later date).  A KEIP Employee will forfeit any bonus under the KEIP in the event his or her employment is voluntarily terminated by the KEIP Employee or terminated by the Company for cause (as defined in the KEIP).

All KEIP bonuses will be reduced by any other performance bonus, retention compensation, severance pay, including any pay in lieu of notice that may otherwise be payable to KEIP Employees.

The KEIP has an estimated cost ranging from $2.4 million to $4.2 million.

Severance Plan

Employees of the Company whose employment is terminated without cause will be eligible to receive a minimum of two weeks of base pay plus one additional week for each full year of service with the Company or its subsidiaries.  The maximum severance will equal 12 weeks of base pay; provided, however, that employees who are “insiders” will be subject to a limitation on amount imposed by the Bankruptcy Code.  KEIP Employees will be eligible for the greater of the severance or the applicable KEIP Bonus, or any other retention bonus which may be payable, but not both.

Any KEIP Employee who currently has a separate written agreement providing severance benefits (an “Individual Agreement”) will be required to terminate his/her Individual Agreement and waive all claims thereunder to be eligible for severance under the Severance Plan.  If he or she declines to do so, he or she may retain rights under the Individual Agreements, which will be treated in accordance with the provisions of the Bankruptcy Code and may be subject to rejection by the Company.

Receipt of severance pay will be conditioned upon execution of a general release of claims.  Severance will be paid in a cash lump sum.  Severance will be offset by any pay in lieu of notice under the WARN Act or other similar state law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.
(Registrant)

Date: November 15, 2012	By:	/s/ Eric J. Pyenson
Name: Eric J. Pyenson
Title: Vice President and General Counsel